Exhibit 99.1

For immediate release:
July 21, 2015

Media Contacts:	Investor Contacts:
Elinore White	John O'Connor
1-973-443-2835 (o)	1-973-822-7088 (o)
elinore.y.white@zoetis.com

Kristen Seely	Steve Frank
1-973-443-2777 (o)	1-973-822-7141 (o)
kristen.seely@zoetis.com	steve.frank@zoetis.com

Zoetis Declares Third Quarter 2015 Dividend

FLORHAM PARK, N.J. - July 21, 2015 - The Board of Directors of Zoetis Inc. (NYSE:ZTS) has declared a third quarter 2015 dividend payable to holders of the company’s common stock of $0.083 per share. The dividend is to be paid on Tuesday, Sept. 1, 2015, to holders of record on Thursday, Aug. 13, 2015.

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2014, the company generated annual revenue of $4.8 billion. With approximately 10,000 employees worldwide at the beginning of 2015, Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals in 120 countries.  For more information, visit www.zoetis.com.

 DISCLOSURE NOTICES
Forward-Looking Statements: This press release may contain forward-looking statements, which reflect Zoetis's current views with respect to business plans or prospects, future operating or financial performance, expectations regarding indebtedness, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.
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